Exhibit 99.1

PROG Holdings to Acquire Purchasing Power
•Expands PROG Holdings’ growing ecosystem through a new, scalable customer acquisition channel that complements its existing payment solutions
•Creates access to an employee-focused consumer base with limited overlap across existing PROG customers, enabling substantial expansion of current and new offerings
•Generates new employer-client and partner opportunities
•Advances PROG Holdings’ long-term growth strategy to provide transparent and inclusive payment options to near- and below-prime consumers
SALT LAKE CITY, December 1, 2025 – PROG Holdings, Inc. (NYSE:PRG), the fintech holding company for Progressive Leasing, Four Technologies, and Build, today announced it has reached an agreement to acquire Purchasing Power, a leading voluntary employee benefit program provider allowing employees to purchase brand-name products and services through either automatic payroll deductions or allotments.
Purchasing Power successfully partners with some of America’s largest employers across more than 25 industries nationwide, including 48 Fortune 500 companies, seven of the top 30 U.S. employers, and many employers in the public sector. Through these relationships, more than seven million employees nationwide have access to its innovative purchasing and financial wellness offerings. The platform provides access to over 70,000 products and services through a broad network of suppliers and is powered by a proprietary payments infrastructure that connects directly to payroll systems, making payroll deduction simple and seamless for both employees and employers.
“Acquiring Purchasing Power adds a highly complementary and important new platform to our growing ecosystem of payment solutions, further diversifying our product portfolio and advancing our three-pillared strategy to Grow, Enhance and Expand,” said Steve Michaels, PROG Holdings President and Chief Executive Officer. “Together we expect to expand our offerings more quickly and effectively and reach more customers, becoming one of the most diversified providers of financial health and payment services to the near- and sub-prime market.”
The addition of Purchasing Power meaningfully expands PROG Holdings’ platform by broadening the ways consumers can access flexible, budget-friendly payment options across high-demand categories like electronics, home furnishings, fitness, travel, services, and more. The acquisition also strengthens PROG Holdings’ reach and relationships across its partner ecosystem as Purchasing Power brings more than 360 employer partnerships and a strong benefit-broker distribution channel.
PROG’s expanded scale will also allow for accelerated development of new products by leveraging the combined strengths of the businesses, which is expected to increase engagement,

conversion and lifetime value of its customers. In addition, the combination of the businesses will create opportunities for revenue synergies, cost efficiencies, improved decisioning capabilities and recoveries.
“Purchasing Power is excited to become part of the PROG Holdings family of companies. Both of our companies share a similar mission to improve the financial wellbeing of our customers by providing them with transparent and competitive payment options,” said Trey Loughran, Chief Executive Officer of Purchasing Power. “We believe PROG’s scale and resources will accelerate our growth and allow us to better serve our clients and customers. This transaction represents the next logical step in Purchasing Power’s evolution.”
Transaction Details
Under the terms of the transaction, PROG Holdings will acquire Purchasing Power for $420 million in cash, funded through a combination of cash on hand and debt financing. In addition, at the closing of the transaction, Purchasing Power will have approximately $330 million of non-recourse funding debt under its securitization and warehouse facilities that will remain in place. The transaction is expected to close in early 2026 following the receipt of requisite regulatory approvals and the satisfaction of other customary closing conditions.
Conference Call and Webcast
PROG Holdings will host a live webcast and conference call on Tuesday, December 2, 2025, at 8:30 AM ET to discuss the strategic and financial implications of the acquisition. To access the live webcast and accompanying presentation materials, visit https://edge.media-server.com/mmc/p/n63ajbsq or the Events and Presentations page of the PROG Holdings Investor Relations website, https://investor.progholdings.com/.
Advisors
Stephens Inc. is serving as financial advisor to PROG Holdings, Inc., and King & Spalding LLP is serving as legal counsel. Barclays is serving as financial advisor to Purchasing Power and Kirkland & Ellis LLP is serving as legal advisor.
About PROG Holdings, Inc.
PROG Holdings, Inc. (NYSE:PRG) is a fintech holding company headquartered in Salt Lake City, UT, that provides transparent and competitive payment options and inclusive consumer financial products. The Company owns Progressive Leasing, a leading provider of e-commerce, app-based, and in-store point-of-sale lease-to-own solutions, Four Technologies, provider of Buy Now, Pay Later payment options through its platform Four, and Build, provider of personal credit building products. More information on PROG Holdings' companies can be found at https://www.progholdings.com.
About Purchasing Power, LLC
Purchasing Power, LLC, is an Atlanta-based voluntary benefit company providing financial wellness solutions to employers, including a leading employee purchase program for consumer products and services using payroll deduction. Helping employees achieve financial flexibility, Purchasing Power is available to millions of people through large companies including Fortune 500s, associations and government agencies.

Forward Looking Statements
Statements in this news release regarding PROG Holdings, Inc. that are not historical facts are "forward-looking statements" that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements. Such forward-looking statements generally can be identified by the use of forward-looking terminology, such as “expect”, “believe”, “will” and similar forward-looking terminology. These risks and uncertainties include, among others, the risks and uncertainties discussed under "Risk Factors" in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on February 19, 2025. Statements in this press release that are "forward-looking" include, without limitation, statements regarding the impact of the transaction on the Company's ability to (i) expand its offerings to consumers more quickly and efficiently; (ii) reach more customers; (iii) strengthen its partner ecosystem; (iv) accelerate the development of new product offerings; (v) increase customer engagement, conversion and lifetime value; and (vi) accelerate the growth of the Purchasing Power Business, as well as other statements regarding the plans, intentions, expectations, objectives, goals and projections with respect to the proposed transaction, including future financial and operating results, and statements regarding the expected timing of the completion of the proposed transaction. However, there can be no assurance that such expectations will occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances after the date of this press release.
Investor Contact
John A. Baugh, CFA
Vice President, Investor Relations
john.baugh@progleasing.com
Media Contacts
PROG Holdings
Andy Watson
Senior Vice President, Marketing
andy.watson@progleasing.com
Purchasing Power
Nancy Bistritz-Balkan
Vice President, Marketing and Corporate Communications
nbbalkan@purchasingpower.com